Exhibit 99.1

Ritter Pharmaceuticals Regains Compliance with Nasdaq’s

Stockholders’ Equity Requirement for Continued Listing

LOS ANGELES (May 11, 2020) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), today announced that it has received written notice from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with Nasdaq’s stockholders’ equity requirement for continued listing on the Nasdaq Capital Market.

As previously reported, Ritter Pharmaceuticals is holding a special meeting of stockholders this week on May 14, 2020, at which stockholders will be asked to approve various proposals related to the Company’s proposed merger with Qualigen, Inc. It is important to note that the merger cannot be consummated without the approval of each of the proposals, including a reverse stock split. While Ritter Pharmaceuticals is now in compliance with the stockholders’ equity requirement for continued listing, the combined company will need to conduct the reverse stock split in order to meet Nasdaq’s initial listing minimum bid price requirement of $4.00 per share. The Company’s stockholders of record as of the close of business on March 26, 2020, which is the record date for the special meeting, will be entitled to participate in the special meeting and vote.

IF YOU ARE A SHAREHOLDER OF RECORD AND HAVE NOT VOTED, PLEASE VOTE TODAY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INFORMATION FORM YOU RECEIVED WITH YOUR PROXY MATERIALS OR CALL OUR PROXY SOLICITOR GEORGESON TO DO SO: (866) 357-4029.

“We look forward to completing the merger with Qualigen, Inc. and believe the transaction offers an excellent opportunity to create meaningful value for our stockholders,” said Andrew J. Ritter, CEO of Ritter Pharmaceuticals. “With only a few days left before our upcoming special meeting, we encourage all stockholders of record to vote in favor of all merger-related proposals.”

Attending the Virtual Special Meeting

The special meeting of Ritter Pharmaceuticals stockholders to vote on certain matters related to the proposed merger will be held virtually on May 14, 2020, at 9:00 a.m., Pacific Time. Stockholders of record will be able to attend the special meeting online by visiting http://www.virtualshareholdermeeting.com/RTTR2020 on the date of the meeting. To be admitted to the virtual meeting, stockholders must enter the control number found on their proxy card or voting instruction form. Street name holders must obtain a proxy from the broker, trustee or nominee that holds their shares in order to attend the special meeting.

About Ritter Pharmaceuticals, Inc.

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. On January 15, 2020, the Company entered into an Agreement and Plan of Merger with Qualigen, Inc., pursuant to which a wholly-owned subsidiary of Ritter will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter Pharmaceuticals, Inc.

About Qualigen, Inc.

Qualigen, Inc. (www.qualigeninc.com) is a biotechnology company focused on developing novel therapeutics for the treatment of cancer and infectious diseases, using similar core nanoparticle coating technology from its FDA-approved FastPack® System, which has been used successfully in diagnostics for over 15 years. The Company’s cancer therapeutics pipeline includes ALAN (AS1411-GNP), RAS-F3 and STARS™. ALAN (AS1411-GNP) is a DNA coated gold nanoparticle cancer drug candidate that has the potential to target a variety of cancer types with potentially minimal side effects. RAS-F3 is a small molecule RAS oncogene protein-protein inhibitor for blocking RAS mutations that lead to tumor formation, especially in pancreatic, colorectal and lung cancers. Building off its core FastPack® technology, STARS™ is a DNA/RNA-based treatment device for removal from circulating blood of targeted tumor-produced and viral compounds. Its facility in Carlsbad, California, is FDA and ISO Certified and its FastPack® product line is sold worldwide by its commercial partner, Sekisui Diagnostics, LLC.

Important Additional Information Filed with the SEC

On February 4, 2020, Ritter filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) that included a joint proxy and consent solicitation statement/prospectus. The registration statement on Form S-4 was declared effective on April 9, 2020. The final joint proxy and consent solicitation statement/prospectus was filed with the SEC on April 9, 2020 and was first sent to the stockholders of Ritter and Qualigen on or about April 9, 2020. Each party may file other documents with the SEC in connection with the merger. INVESTORS AND STOCKHOLDERS OF RITTER AND QUALIGEN ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT RITTER, QUALIGEN, THE MERGER AND RELATED MATTERS. Investors and stockholders may obtain free copies of the documents filed with the SEC through the website maintained by the SEC at www.sec.gov. Investors and stockholders may also obtain free copies of the documents filed by Ritter with the SEC by contacting Ritter by mail at Ritter Pharmaceuticals, Inc., 1880 Century Park East, Suite 1000, Los Angeles, CA 90067, Attention: John Beck. Investors and stockholders are urged to read the definitive proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Ritter and its directors and executive officers and Qualigen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ritter in connection with the Merger. Information regarding the special interests of these directors and executive officers in the merger is included in the joint proxy and consent solicitation statement/prospectus referred to above. Additional information about Ritter’s directors and executive officers is included in Ritter’s Annual Report on Form 10-K, filed with the SEC on March 31, 2020, as amended on April 24, 2020. These documents are available free of charge at the SEC website (www.sec.gov) and from the Corporate Secretary of Ritter at the address above.

Contacts

Investor Contact:

John Beck
310-203-1000
john@ritterpharma.com